Exhibit 16.1

October 15, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Comarco, Inc. (Comarco) and, under the date of May 9, 2004, we reported on the consolidated financial statements of Comarco as of and for the years ended January 31, 2004 and 2003. On September 21, 2004, our appointment as principal accountants was terminated. We have read Comarco’s statements included under Item 4 of its Form 8-K/A dated October 15, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Comarco’s statements that the Board of Directors appointed BDO Seidman, LLP as Comarco’s independent accountants effective immediately, or that during the two most recent fiscal years ended January 31, 2004 and January 31, 2003 and the subsequent interim period prior to KPMG’s dismissal, Comarco did not consult with BDO Seidman, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP